Exhibit 8.1

June 29, 2005	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
SG Americas Securities, LLC	Chicago, Illinois 60606-4637
1221 Avenue of the Americas
7th Floor	Main Tel (312) 782-0600
New York, New York 10020	Main Fax (312) 701-7711
www.mayerbrownrowe.com
Merrill Lynch, Pierce, Fenner &
Smith Incorporated
World Financial Center
North Tower
New York, New York 10281

Re:          CNH Wholesale Master Note Trust, Series 2005-1

Ladies and Gentlemen:

We have acted as special federal tax counsel for CNH Wholesale Master Note Trust, a Delaware statutory trust (the “Trust”), in connection with the issuance and sale of Series 2005-1 Class A Asset Backed Notes (the “Series 2005-1 Class A Notes”) and Series 2005-1 Class B Asset Backed Notes (the “Series 2005-1 Class B Notes”, together with the Series 2005-1 Class A Notes, the “Notes”), to be issued pursuant to an indenture, dated as of September 1, 2003 (the “Master Indenture”), as supplemented by a series 2005-1 indenture supplement, dated as of June 29, 2005 (the “Series 2005-1 Indenture Supplement”, together with the Master Indenture, the “Indenture”), in each case, between the Trust and JPMorgan Chase Bank, N.A., as Indenture Trustee. Capitalized terms not otherwise defined herein are used as defined in a transfer and servicing agreement, dated as of September 1, 2003 (the “Transfer and Servicing Agreement”), among the Trust, as issuer, CNH Wholesale Receivables LLC (formerly known as CNH Wholesale Receivables Inc.) (“CNHWR”), as transferor, and CNH Capital America LLC (formerly known as Case Credit Corporation) (“CNHCA”), as servicer.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) a prospectus, dated June 22, 2005 (the “Series 2005-1 Prospectus”); (b) a prospectus supplement (to the Series 2005-1 Prospectus), dated June 22, 2005 (the “Series 2005-1 Prospectus Supplement”), relating to the Notes as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (c) the Case Receivables Purchase Agreement; (d) the NH Receivables

Purchase Agreement; (e) the Transfer and Servicing Agreement; (f) the Trust Agreement; (g) the Indenture; and (h) specimens of the Notes.

Notice Pursuant to IRS Circular 230

This opinion and our conclusions set forth below are not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer under U.S. tax law.  This opinion was written to support the promotion or marketing by the Trust of the transactions addressed in this opinion.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in the Notes.

The opinion set forth in this letter is based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable United States Department of Treasury regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant.  There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service (the “IRS”), or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to the completed transactions.  Any such change could render the affected provisions of this opinion inoperative. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Based upon the foregoing, we hereby confirm that: (i) the statements set forth in the Series 2005-1 Prospectus under the heading “U.S. Federal Income Tax Consequences” and in the Series 2005-1 Prospectus Supplement under the heading “Summary of Series Terms—Tax Status” (to the extent relating to federal income tax consequences) accurately reflect our opinion; and (ii) the statements set forth in the Series 2005-1 Prospectus under the heading “Illinois State Tax Consequences” and in the Series 2005-1 Prospectus Supplement under the heading “Summary of Series Terms—Tax Status” (to the extent relating to Illinois state income tax consequences) accurately reflect our opinion.

This opinion is being furnished only to you, is solely for your benefit, and is not to be used, quoted, relied upon or otherwise referred to by any other person (other than the parties listed on Schedule I hereto) or for any other purposes without our prior written consent.  This opinion is based on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

WAL/RFH/JBK/MRA

SCHEDULE I

The Bank of New York
101 Barclay Street, Floor 8E
New York, New York 10286

CNH Capital America LLC
233 Lake Avenue
Racine, Wisconsin 53403

CNH Wholesale Receivables LLC
100 South Saunders Road
Lake Forest, Illinois 60045

Fitch, Inc.
One State Street Plaza
New York, New York 10004

JPMorgan Chase Bank, N.A.
4 New York Plaza, 6th Floor
New York, New York 10004

Moody’s Investors Service, Inc.
99 Church Street
New York, New York 10007

New Holland Credit Company, LLC
33 South Railroad Avenue
New Holland, Pennsylvania 17557

Standard & Poor’s Ratings Services,
  a division of The McGraw Hill Companies, Inc.
25 Broadway
New York, New York 10004